EXHIBIT 10.2
EMPLOYEE
NONQUALIFIED STOCK OPTION AGREEMENT
pursuant to the
TANDY BRANDS ACCESSORIES, INC. 2002 OMNIBUS PLAN
     THIS EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of this 1st day of October, 2008, between TANDY BRANDS ACCESSORIES, INC., a Delaware corporation (the “Company”), and N. Roderick McGeachy, III, an employee of the Company or one or more of its subsidiaries (“Employee”).
W I T N E S S E T H:
     WHEREAS, the Company desires to carry out the purposes of the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the “Plan”), by affording Employee the opportunity to purchase shares of the common stock, $1.00 par value per share (“Common Stock”), of the Company.
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Grant of Option. The Company hereby grants to Employee the right and option (the “Option”) to purchase an aggregate of 30,000 shares (the “Shares”) of Common Stock, such Shares being subject to adjustment as provided in Paragraph 8 hereof, on the terms and conditions herein set forth.
     2. Purchase Price. The purchase price of the Shares shall be $5.31 per Share, such purchase price being 100% of the Fair Market Value (as defined in the Plan) of the Shares on the date first appearing above (the “Date of Grant”).
     3. Exercise of Option. Unless expired as provided in Paragraph 5 below, and subject to the special provisions of Paragraph 6 below, the Option may be exercised from time to time in whole or in part for not more than 33-1/3% of the entire number of Shares at any time after the first anniversary of the Date of Grant, and an additional 33-1/3% of the total Shares on or after each of the two (2) succeeding anniversaries of the Date of Grant.
     4. Manner of Exercise; Payment of Purchase Price.
     (a) Subject to the terms and conditions of this Agreement, the Option shall be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the Option is to be exercised and the date of exercise thereof which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Such notice of exercise shall be signed by Employee and shall be irrevocable when given.
     (b) The notice of exercise shall be accompanied by the full payment of the purchase price for the Shares. The purchase price may be paid by (1) cash, check, bank draft, or money order payable to the order of the Company, (2) Common Stock (including Restricted Stock (as defined in the Plan)) owned by Employee on the date of exercise, and/or (3) in any other form of valid consideration as provided in the Plan. In the event Employee wishes to pay all or any portion of the purchase price by delivering shares of Common Stock, Employee shall, not less than fourteen (14) days prior to the date of exercise, give written notice to the Secretary or Assistant Secretary of the Company requesting approval of such payment method, setting forth the particulars of the proposed payment method. The Committee (as defined in the Plan) shall approve, disapprove or modify the proposed payment method within fourteen (14) days of its receipt of the request. The failure of the Committee to respond to the request within the time period required shall be deemed an approval of Employee’s proposed payment method.
     (c) Upon receipt of the purchase price, and subject to the terms of Paragraph 11, the certificate or certificates representing the Shares purchased shall be registered in the name of the person or persons so exercising the Option. If the Option shall be exercised by Employee and, if Employee shall so request in the notice exercising the Option, the Shares shall be registered in the name of Employee and another person as joint tenants with right of survivorship, and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised pursuant to Paragraph 7 hereof, by any person or persons other than Employee, such notice shall be accompanied by appropriate proof satisfactory to the Company of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.
     5. Expiration of Option. The Option shall expire and become null and void upon the happening of whichever of the following events shall first occur: (a) expiration of three (3) months after Employee ceases to be employed by the Company or any of its subsidiaries for any reason other than termination for cause, retirement, or due to death or Total and Permanent Disability (as defined in the Plan); (b) a period of twelve (12) months shall have elapsed since Employee’s death; (c) a period of thirty-six (36) months shall have elapsed since Employee’s cessation of employment due to Total and Permanent Disability (as defined in the Plan); (d) a period of thirty-six (36) months shall have elapsed since Employee’s retirement; (e) a period of ten (10) years shall have elapsed since the Date of Grant; or (f) Employee’s employment shall have been terminated for cause as determined by the Committee or the Board of Directors of the Company. Except as provided in Paragraph 6, only those portions of the Option exercisable as of the date of termination of Employee’s employment may be exercised, whether such termination is by retirement or otherwise.
     6. Acceleration of Exercise Dates. Notwithstanding the provisions of Paragraph 3 above relating to the exercise of the Option in installments: (a) upon Employee’s death or cessation of employment due to Total and Permanent Disability (as defined in the Plan), the Option shall be immediately exercisable until the expiration date provided in Paragraph 5 above, for the entire number of Shares covered hereby; (b) upon Employee’s retirement, the Committee may, in its discretion, permit the Option to be immediately exercisable, until the expiration date provided in Paragraph 5 above, for the entire number of Shares covered hereby; (c) pursuant to Section 4(d) of that certain Employment Agreement, effective as of October 1, 2008, between the Company and Employee (the “Employment Agreement”), should Employee be terminated by the Company without Cause (as defined in the Employment Agreement) and other than due to Disability (as defined in the Employment Agreement) or should Employee terminate with Good Reason (as defined in the Employment Agreement) during the initial two-year term of the Employment Agreement, the Option shall be immediately exercisable until the expiration date provided in Paragraph 5 above, for the entire number of Shares covered hereby; and (d) upon any Change of Control of the Company (as defined in the Plan), the Option may be exercised for a period of sixty (60) days following the date of the Change of Control for the entire number of Shares covered hereby.

     7. Option Nontransferable. Except as otherwise herein provided, the Option and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or any right or privilege conferred hereby, contrary to the provisions hereof, the Option and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, upon the death of Employee, the Option may be exercised by Employee’s executor, administrator, legatee or distributee as the case may be, in accordance with Paragraph 6. References herein to Employee shall include, where applicable, a permitted transferee.
     8. Adjustments of Shares Subject to Option. If the outstanding shares of Common Stock shall at any time be changed or exchanged by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or a dividend payable in stock, then the aggregate number of Shares subject to this Agreement and the purchase price of such Shares shall be automatically adjusted such that Employee’s proportionate interest shall be maintained as before the occurrence of such event. The determination of any such adjustment by the Committee shall be final, binding and conclusive.
     9. No Contract. This Agreement does not constitute a contract for employment and shall not affect the right of the Company to terminate Employee’s employment for any reason whatsoever.
     10. Rights as Stockholder. This Option shall not entitle Employee or any permitted transferee to any rights of a stockholder of the Company or to any notice of proceedings of the Company with respect to any Shares issuable upon exercise of the Option unless and until the Option has been exercised for such Shares and such Shares have been registered in the Employee’s (or permitted transferee’s) name upon the stock records of the Company.
     11. Restriction on Issuance of Shares. The Company shall not be required to issue or deliver any certificates for Shares purchased upon the exercise of an Option prior to: (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable; (b) the completion of any listing, registration or other qualification of such Shares on any securities exchange or inter-dealer quotation system or under any state or federal law or ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable; and (c) the determination by the Committee that Employee has tendered to the Company any federal, state or local tax owed by Employee as a result of exercising the Option when the Company has a legal liability to satisfy such tax. In addition, if the Common Stock reserved for issuance upon the exercise of the Option shall not then be registered under the Securities Act of 1933, the Company may upon Employee’s exercise of the Option, require Employee or his permitted transferee to represent in writing that the Shares being acquired are for investment and not with a view to distribution, and may mark the certificate for the Shares with a legend restricting transfer and may issue stop transfer orders relating to such certificate to the Company’s transfer agent.
     12. Lapse of Option. This Agreement shall be null and void in the event Employee shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Employee.
     13. Construction. The Committee shall have authority to make reasonable constructions of the Option and to correct any defect or supply any omission or reconcile any inconsistency in the Option, and to prescribe reasonable rules and regulations relating to the administration of the Option.

     14. Notice. Any notice relating to this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the United States mail, registered or certified, postage prepaid and addressed to the Company at its main office at 690 E. Lamar Boulevard, Suite No. 200, Arlington, Texas 76011 or to such other address as may be hereafter specified by the Company, to the attention of the Company’s Secretary or Assistant Secretary. All notices to Employee shall be delivered to Employee at Employee’s address specified below or to such other address as may be hereafter specified by Employee.
     15. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.
     16. Binding Effect. This Agreement shall be binding upon the permitted transferees, heirs, executors, administrators, and successors of the parties hereto.
     17. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     19. Governing Instrument and Law. This Option and any Shares issued hereunder shall in all respects be governed by the terms and provisions of the Plan, which terms and provisions are hereby incorporated herein by reference, and by the laws of the State of Texas, and in the event of a conflict between the terms of this Agreement and the terms of the Plan (copy attached), the terms of the Plan shall control.
     20. Entire Agreement. The Plan and this Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof.
     21. Nonqualified Stock Option. This Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and shall not be so construed.

TANDY BRANDS ACCESSORIES, INC.
By:	/s/ M.C. Mackey
M.C. Mackey
Chief Financial Officer

Accepted and Agreed:
EMPLOYEE:

/s/ N. Roderick McGeachy, III	Date: 10/15/08
N. Roderick McGeachy, III
Address: _______________________________ _______________________________

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